Exhibit 10.3

150 Second Street, 1st Floor

Cambridge Massachusetts 02141

TEL 617.418.2200

FAX 617.418.2201

May 1, 2018

Konstantin Fiedler

Re: Employment with FMI Germany GmbH and Foundation Medicine, Inc.

Dear Konstantin:

As you are aware, you are currently employed as the Managing Director of FMI Germany GmbH, a German corporation (“FMI Germany”) that is a wholly owned subsidiary of Foundation Medicine, Inc., a Delaware corporation (the “Company” or “Foundation Medicine”), pursuant to a Service Agreement between you and FMI Germany, dated January 1, 2017 but which commenced November 1, 2016 (the “Service Agreement”).

In connection with your promotion to Chief Operating Officer of the Company, effective February 16, 2018 (the “Start Date”), this letter agreement (this “Agreement”) confirms the terms and conditions of your employment (i) commencing on the Start Date and continuing through the earlier of the date we mutually agree that you have established residency in the United States or August 31, 2018 (the “Transition Period”), and (ii) commencing on the day following the last date of the Transition Period and continuing thereafter (“U.S. Employment Period”), unless employment during the U.S. Employment Period cannot be commenced due to total disability in which case the Service Agreement shall not terminate.

Transition Period

During the Transition Period, you shall remain an employee of FMI Germany under the terms and conditions of the Service Agreement, attached to this Agreement at Exhibit A, provided that effective on the Start Date, the terms of the Service Agreement shall be deemed modified or supplemented, as the case may be, as follows:

1.

Title and Reporting. In addition to acting as the Managing Director of FMI Germany, you will assume the position of Chief Operating Officer of the Company, reporting to Troy Cox, the President and Chief Executive Officer of the Company.

2.

Base Salary. Your base rate of pay under §4 of the Service Agreement shall be increased from €250,000 to €312,000, and will continue to be paid by FMI Germany on a salaried basis (the "Base Salary"). The Base Salary will be paid in accordance with FMI Germany’s standard payroll practices and subject to withholdings as required by applicable law.

3.

Performance Incentive Payment. Your target bonus under §4(2) of the Service Agreement shall increase from 35% of your base salary to 40%. The annual bonus is dependent on the achievement of goals to be determined at the beginning of each calendar year. You must be employed by the Company at the time annual performance incentive program payments are distributed to similarly situated employees to be eligible for any payments under the program.

4.

Living Expense Assistance.  As condition of your new position, you are expected to relocate to the Cambridge, Massachusetts metropolitan area within the Transition Period. During the Transition Period, you are eligible for a living expense allowance up to €28,514.40 (or US$35,000) (the “Living Expense Allowance”) to be paid on your behalf towards temporary corporate housing or in the form of reimbursement for customary living expenses and food expenses (to the extent such food expenses are not otherwise reimbursable as a business expense) and not as an addition to your salary, in each instance as incurred in connection with your temporary residence in the Cambridge, Massachusetts metropolitan area and subject to substantiation in accordance with the Company’s business travel and expense reimbursement policy. If you are terminated for Cause or if you resign without Good Reason, in each instance within 24 months after your Start Date, you will reimburse the Company for the entirety of the amount of the Living Expenses paid to you within thirty (30) days of your last day of employment. The Company will determine in its reasonable judgement what, if any, of your Living Expenses paid for or reimbursed by the Company are taxable to you in accordance with applicable law and will comply with associated withholding and tax reporting obligations. To the extent that certain of these Living Expenses and Relocation Expenses are deemed to be taxable income, you will receive a tax gross-up payment such that after payment of any applicable taxes on such amount, there remains a balance sufficient to pay the taxes incurred. The Company will make the tax gross-up payment under this section promptly but in no event later than the end of the calendar year in which you remit the related taxes.

5.

Termination of Employment.  The terms and conditions described below under Section E “Termination of Employment” and Section F “Definitions” shall apply during the Transition Period, and all rights, benefits and obligations established thereunder shall supercede §3(2) – (3) of the Service Agreement.

U.S. Employment Period

As of the first day of U.S. Employment Period, you and the Company agree the Service Agreement shall terminate, you shall resign as an employee and at the Company’s request, as a Managing Director of FMI Germany, and you shall become an employee of the Company under the terms and conditions of this Agreement (the “U.S. Effective Date”).  As of the U.S. Effective Date, the terms of the Non-Competition, Non-Solicitation, Confidentiality and Assignments Agreement (the "Restrictive Covenant Agreement") attached as Exhibit B to this Agreement shall become effective, and the terms of your employment with the Company shall be as follows:

A.	Title and Reporting. You will continue to hold the position of Chief Operating Officer of the Company, reporting to Troy Cox, the President and Chief Executive Officer of the Company.

B.	Compensation and Related Matters
a.

Base Salary. You will continue to be paid on a salaried exempt basis at a rate of $14,844.42 per bi-weekly pay period, equivalent to an annualized base salary of $385,955, which represents payment for all hours worked by you for the Company (the "Base Salary"). The Base Salary will be paid in accordance with Foundation Medicine's standard payroll practices and subject to deductions and withholdings as required by applicable federal and state law.

b.

Performance Incentive Payment. You shall continue to be eligible to participate in the Company's annual performance incentive program, subject to its terms and conditions and at the discretion of the Company's Board of Directors (the "Board"), with the potential to earn incentive compensation equivalent to a target of up to 40% of your annual Base Salary ("Annual Performance Incentive Target"). The performance incentive is based upon the achievement of several performance objectives, including Company and individual performance objectives. The Company may adjust the annual performance incentive program and the Annual Performance Incentive Target in its discretion. Except in connection with the payment to you of Severance Payments (as defined below), you must be employed by the Company at the time annual performance incentive program payments are distributed to similarly situated employees to be eligible for any payments under the program.

c.

Expenses.  The Company will reimburse your reasonable out-of-pocket travel and business expenses and other expenses related to your work in accordance with the Company's business travel and expense reimbursement policy.

d.

Restricted Stock Units.  On April 1, 2018, the Company’s Board of Directors approved an equity award of Restricted Stock Units ("RSUs") with an aggregate value of $800,000 (the "Equity Award") based on the 30-day average closing trading price of Foundation Medicine common stock made within five days of the date of the award date, or $78.74 through March 27, 2018.  The RSUs issued under the Equity Award will vest over a three-year period as follows: 8.3% will vest on the first day of each calendar quarter following the Equity Grant Date until 100% of the RSUs have vested. As a condition to receiving each portion of the RSUs vesting under the Equity Award, you must be an employee of the Company as of the applicable vesting date without any prior interruption of service. The Equity Award will be governed by a restricted stock unit award agreement in the standard form approved by Foundation Medicine's Board and shareholders, and will be subject to the provisions of Foundation Medicine's then-current stock incentive plan (together with any other incentive equity plan(s), as may be amended from time to time, any associated award agreements, the "Equity Documents").

e.

Relocation Expense Assistance.  If, and conditional upon, your relocation to the Cambridge, Massachusetts metropolitan area prior to the end of the Transition Period, the Company will reimburse you for reasonable documented relocation expenses incurred by you up to $90,000 (the “Relocation Expenses”), including the costs or expenses incurred by you in connection with searching for a residence and thereafter relocating your family and your possessions from Germany in accordance with the

Company’s relocation policy.  Relocation Expenses may include customary closing costs, but not financing costs, related to the purchase of your new residence in the area.  If you are terminated for Cause or if you resign without Good Reason, in each instance within 24 months after your Start Date, you will reimburse the Company for the entirety of the amount of the Relocation Expenses paid to you within thirty (30) days of your last day of employment. The Company will determine in its reasonable judgement what, if any, of your Living Expenses or Relocation Expenses paid for or reimbursed by the Company are taxable to you in accordance with applicable law and will comply with associated withholding and tax reporting obligations. To the extent that certain of these Living Expenses and Relocation Expenses are deemed taxable by the IRS in a given year, the Company will provide you with a tax gross-up payment such that after payment of any federal, state, and employment taxes on such amount, there remains a balance sufficient to pay the applicable taxes. The Company will make the tax gross-up payment under this section promptly but in no event later than the end of the calendar year in which you remit the related taxes.

f.

Tuition Reimbursement.  The Company agrees to provide you with reimbursement for private school tuition payments for your children of up to $45,000 per year in the aggregate for two years (the “Tuition Reimbursement Payments”).  To the extent that the Tuition Reimbursement Payments are deemed taxable by the IRS in any given year, the Company will provide you with a tax gross-up payment such that after payment of any federal, state, and employment taxes on such amount, there remains a balance sufficient to pay the applicable taxes. The Company will make the tax gross-up payment promptly but in no event later than the end of the calendar year in which you remit the related taxes.

g.

Pension Contribution.  The Company agrees to provide you with an annual payment of $25,000 per year beginning in 2018, which may be applied to a private pension plan in Germany. Under the US-Germany Tax Treaty, the pension contributions may not be subject to taxation under United States law, however to the extent that the annual pension contributions are deemed taxable under the tax laws of the United States in any given year, the Company will provide you with a tax gross-up payment at the end of the calendar year in which you remit the related taxes.

h.

Other Benefits. As a regular, full-time United States-based employee, you will be eligible to participate in the employee benefit programs that Foundation Medicine offers to its employees in comparable positions, which currently include health, dental and vision insurance, a 401(k) Plan with an employer matching contribution, and paid Company holidays and sick time, in each case subject to plan terms and/or generally applicable Foundation Medicine policies.  In addition, the Company will provide you with life insurance coverage in the amount of $500,000 and $1,000,000 in the event of accidental death. You are entitled to accrue up to thirty (30) working days of paid vacation each calendar year. Where a particular Company benefit is subject to a formal plan (for example, health insurance or 401(k) plan participation), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

C.

At-Will Employment. Your employment at all times shall remain "at will," meaning that either you or the Company may terminate the employment relationship at any time, for any lawful reason, with or without Cause.

D.

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement.  As part of your employment with Foundation Medicine, you are exposed to, and provided with, valuable confidential and/or trade secret information concerning Foundation Medicine and its present and future business plans and operations.  As a result, in order to protect Foundation Medicine’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers, clients, and collaborators, this Agreement is contingent upon your signing the Restrictive Covenant Agreement and your continued willingness to abide by its terms.  By signing below, you represent that you are not subject to any agreements which might restrict your conduct at the Company, and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your activities at Foundation Medicine, you are required to immediately inform the Company of the existence of such agreements.  In the event of an irresolvable conflict, your employment by Foundation Medicine could be subject to termination and such termination would be deemed a for “Cause” termination for purposes of this Agreement and the Equity Documents.

E.	Termination of Employment.
a.

Severance Payments. Without otherwise limiting the "at will" nature of your employment if: (i) your employment is terminated by the Company without Cause at any time, or (ii) within eighteen (18) months following a Change in Control you terminate your employment with the Company for Good Reason in accordance with the Good Reason Process, and, in either event, you enter into, do not revoke, and comply with a Release, the Company shall pay or provide you with: (a) Salary Continuation for twelve (12) months following your termination date (the "Salary Continuation Period") and (b) Health Care Continuation during the Salary Continuation Period (collectively, the "Severance Payments"); provided and notwithstanding the foregoing, if your employment is terminated in connection with a Change in Control and you immediately become reemployed by any direct or indirect successor to the business or assets of the Company, the termination of your employment upon the Change in Control shall not be considered a termination without Cause for purposes of this Agreement.

b.

Equity Acceleration. In the event that you become entitled to Severance Payments at any time within eighteen (18) months following a Change in Control, and you enter into, do not revoke, and comply with a Release, then all outstanding unvested equity-based compensation awards that have been granted acceleration rights and were granted to you under the Equity Documents prior to the Change in Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and the Company and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

c.

Non-Eligibility for Severance Payments or Equity Award Acceleration. For the avoidance of doubt, you and the Company acknowledge that if your employment is terminated: (i) by the Company for Cause, (ii) by you without Good Reason or with Good Reason absent a Change in Control, (iii) by you with Good Reason following a Change in Control but without complying with the Good Reason Process, or (iv) as a result of your death or disability, then, as a result of such termination, (w) you shall not be entitled to Severance Payments, (x) you shall be entitled to receive only Base Salary earned plus accrued but unused vacation pay through the date of termination, (y) the unvested portion of your Equity Awards will not accelerate, and (z) your Equity Awards shall expire or be forfeited in accordance with the terms of the Equity Documents.

F.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Company" means Foundation Medicine, Inc., and its successors and assigns.

"Cause" means one or more of the following events: (i) your conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving (A) fraud or embezzlement, or (B) any felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities; (iii) your failure to comply with the requirements of the Company’s Code of Conduct or any other Company policy or practice(s) regarding acceptable workplace conduct; (iv) a material breach by you of any provision of this Agreement, the Restrictive Covenant Agreement, or any of the other agreements you have with the Company, which breach continues or remains uncured after thirty (30) days' notice setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by you with respect to the Company.

"Change in Control" shall mean any of the following:

a.any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

b.the date when a majority of the members of the Board of Directors of the Company is replaced by individuals who, prior to their election, or nomination for election by the Company's shareholders, were not approved by a majority of the members of the Board of Directors in existence on the date immediately prior to such election, appointment or nomination (excluding any individuals nominated by any member of the Investor Group (as defined in that certain Investor Rights Agreement, dated as of January 11, 2015 (as amended from time to time), by and among the Company, Roche Holdings, Inc. and certain other stockholders of the Company named therein (the "Investor Rights Agreement") following the occurrence of a Material Breach (as defined in the Investor Rights Agreement)); or

c.the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

d.the consummation by any member of the Investor Group of any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company that results in the Investor Group collectively owning all of the outstanding Voting Securities of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a), (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a); or (ii) as a result of Roche's acquisition of Voting Securities as provided under Section 4.03(a) and/or 4.04(b) of the Investor Rights Agreement.

"Equity Award" means all incentive stock options, non-statutory stock options, shares of restricted stock, restricted stock units or other incentive equity awards in respect of shares of the Company's equity securities that have been or will be granted to you by the Company.

"Good Reason" means that you have complied with the "Good Reason Process" (defined below) following the occurrence of any one or more of the following events or circumstances within twelve (12) months following a Change in Control:

(i)

a change in title, responsibility, or authority to a position less than executive level (with such change measured by reference to your title within your business unit post-Change in Control, and not necessarily the applicable company as a whole);

(ii)	a reduction in your Base Salary of at least 10%;
(iii)

your principal work location is moved to a new principal location more than fifty (50) miles from the location at which you were principally working as of the effective date of the Change in Control; or

(iv)

the material breach of this Agreement by the Company or any of the agreements you have with the Company relating to Equity Awards or equity of the Company, which breach constitutes or remains uncured after thirty (30) days' notice setting forth in reasonable detail the nature of such breach.

“Good Reason Process” means that (a) you reasonably determine that a Good Reason condition has occurred within eighteen (18) months following a Change in Control, (b) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition, (c) provided that the Company acknowledges your notification of Good Reason within ten (10) days of receiving such notice and indicates within such time its intention to cure the identified Good Reason condition within thirty (30) days (the “Cure Period”), you agree to cooperate in good faith with the Company’s efforts for a period of up to thirty (30) days following such notice,  (d) notwithstanding such efforts to cure, if any, a material element of at least one Good Reason condition continues to exist, and (e) you terminate your employment within sixty (60) days after the end of the Cure Period or, if the Company failed to indicate its intention to cure the Good Reason condition, the last day of the Company’s ten (10) day notice period.  If the Company fully cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.  The Company’s success at curing a Good Reason condition shall not bar or preclude your right to notify the Company of an occurrence within eighteen (18) months following a Change in Control of another Good Reason condition and to proceed with the Good Reason Process.

"Health Care Continuation" means that if you are participating in the Company's group health plans immediately prior to the date of your termination, then subject to your timely election and eligibility for benefits under the federal COBRA law, and any law that is the successor to COBRA, the Company shall continue to pay the employer portion of your health benefits until the earlier of the end of the Salary Continuation Period and the date you become re-employed or otherwise ineligible for COBRA.

"Release" shall mean a separation agreement in a form prescribed by the Company that includes, without limitation, (i) a general release of claims and non-disparagement covenant, both in favor of the Company and related persons and entities, (ii) reaffirmation of your obligations under the Restrictive Covenant Agreement, the terms of which will be incorporated by reference into the Release, and (iii) a provision stating that, if you breach any of the material provisions of Release, in addition to all other rights and remedies, the Company shall have the right to receive reimbursement for, or to terminate or cease payment of, Severance Payments paid or payable to you.

"Salary Continuation" means that the Company shall continue to pay during the Salary

Continuation Period (a) the sum of your (i) annual base salary rate in effect on your last day of employment and (ii) the target short term incentive bonus amount for the calendar year in which your separation is effective (b) divided by twelve (12). The first payment of Salary Continuation shall be paid within sixty (60) days after the date of termination and shall be made in regular installments on the Company's regular payroll dates; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the first payment of Salary Continuation shall be paid in the second calendar year.

G.

Section 409A Compliance. To the extent that any Severance Payments or other benefits to you constitute "non-qualified deferred compensation" under Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the "Code"), then such Severance Payments or benefits shall begin only upon or after the date of your "separation from service" (within the meaning of Section 409A of the Code), which may occur on or after the date of the termination of your employment. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Anything to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after your separation from service, or (ii) the your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when your "separation from service" from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section, "Company" shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event, shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company shall have no liability to you or to any other person if any provisions of this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

H.	Section 280G Limitation.

a.Anything in this Agreement to the contrary notwithstanding, in the event that the amount of the Severance Payments, and any additional compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Total Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

i.If the Total Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Total Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

ii.If the Threshold Amount is less than (x) the Total Severance Payments, but greater than (y) the Total Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Total Severance Payments which are in excess of the Threshold Amount, then the Total Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Total Severance Payments shall not exceed the Threshold Amount. In such event, the Total Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

b.For the purposes of this Section 10, "Threshold Amount" shall mean three times the your "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

c.The determination as to which of the alternative provisions of Section 10(a) shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of Section IO(a) shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

I.

Relief. If you breach, or propose to breach, any portion of this Agreement, including any of the provisions of the Restrictive Covenant Agreement, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate payment of the Severance Payments or any other payments, benefits and or accelerated vesting pursuant to this Agreement. Such suspension or termination shall not limit the Company's other options with respect to relief for such breach and shall not relieve you of duties under this Agreement, the Restrictive Covenant Agreement, the Equity Documents, or the Release Agreement.

Terms Applicable During Both the Transition Period and the U.S. Employment Period

Unless otherwise specified below, the following terms and conditions shall apply during both the Transition Period and the U.S. Employment Period, unless contrary to the German or United States (including the relevant federal, state, or local law) applicable during each respective period:

a.This Agreement (together with Exhibit A during the Transition Period and Exhibit B during the U.S. Employment Period) and the Equity Documents, constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral.

b.During and after your employment, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this section.

c.Your obligations under this Agreement shall remain in effect if you are transferred, promoted, or reassigned to work in functions at the Company other than in the role of Chief Operating Officer at the Company. Your obligations under this Agreement shall survive the termination of your employment with the Company regardless of the manner or the reasons for such termination.

d.This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company.

e.No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

f.All forms of compensation referred to in this Agreement are subject to reduction to reflect valid withholding, taxes and other deductions required by applicable law.

g.This Agreement shall inure to the benefit of, and be binding upon, the Company and you, and our respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by the Company without your consent to any successor entity in the event of a merger, acquisition, change of control, or sale of all or substantially all of the business or assets of the Company. "Foundation Medicine,” “FMI Germany” and "Company" shall also mean any such successor entity as the context requires.

h.The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement arising out of, related to, or in any way connected with your employment with the Company or any other relationship between you and the Company during the Transition Period will be governed by German law. Notwithstanding the foregoing, if the terms and conditions of this paragraph conflict with any terms of the Service Agreement during the Transition Period, the terms of Service Agreement shall control.

i.The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement, the Restrictive Covenant Agreement or arising out of, related to, or in any way connected with your employment with the Company or any other relationship between you and the Company will be governed during the U.S. Employment Period by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. Any dispute arising under this Agreement regarding or with respect to the U.S. Employment Period, except those regarding the Restrictive Covenant Agreement, shall be resolved exclusively by arbitration conducted a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time such arbitration is conducted. All hearings shall be held in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

j. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

k.This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. PDF signatures shall have the same legal effect as originals.

Please indicate your acceptance of these terms by signing below.

Sincerely,

/s/ Susan Miele
Susan Miele
Head of Human Resources

Accepted and agreed by:

/s/ Konstantin Fiedler	May 1, 2018
Konstantin Fiedler

EXHIBIT A

Service Agreement Between Konstantin Fiedler and FMI Germany GmbH

(See attached)

Dienstvertrag	Service Agreement

zwischen	between

FMI Germany GmbH

Maximilianstr. 54

80538 München

Deutschland / Germany

- nachfolgend "Gesellschaft" -	- hereinafter "Company" -

und	and

Konstantin Fiedler

- nachfolgend "Geschäftsführer" -	- hereinafter "Managing Director" -

- gemeinsam nachfolgend die "Parteien" -	- hereinafter collectively the "Parties" -

PRÄAMBEL	PREAMBLE

Der Geschäftsführer soll zum Geschäftsführer der Gesellschaft bestellt worden.	The Managing Director shall be appointed as managing director of the Company.

Die Parteien wollen mit diesem Dienstvertrag die Anstellungsbedingungen des Geschäftsführers mit Wirkung zum 1. Januar 2017, ggf. auch früher, regeln.	With this Service Agreement the Parties wish to regulate the terms and conditions of their service relationship with effect as of 1 January 2017 or sooner, if possible.

Dies vorausgeschickt, vereinbaren die Parteien Folgendes:	Having said this, the Parties agree as follows:

§ 1POSITION / DIENSTSITZ	§ 1position / pLACE OF wORK

(1) Der Geschäftsführer ist, gegebenenfalls zusammen mit weiteren Geschäftsführern, Geschäftsführer der Gesellschaft. Es können jederzeit weitere Geschäftsführer ernannt werden.	(1) The Managing Director is managing director of the Company, together with other managing directors, if any. Additional managing directors can be appointed at any time.

(2) Der Geschäftsführer hat in der FMI-Organisation derzeit die Position des "General Manager Europe". Als solcher berichtet er – vorbehaltlich einer anderweitigen Bestimmung der Konzernspitze – an den President and COO, derzeit Herr Steve Kafka.

(2) The Managing Director's current position within the FMI-organization is "General Manager Europe". As such, the Managing Director reports to the President and COO, currently Steve Kafka, unless otherwise determined by the organization's top management.

(3) Dienstsitz des Geschäftsführers ist der Sitz der Gesellschaft, der zum Starttermin voraussichtlich am Nonnenwald 2, 82377 Penzberg, Deutschland, gelegen sein wird. Die Tätigkeit des Geschäftsführers ist mit Dienstreisen im In- und Ausland verbunden.

(3) The place of service is at the Company's seat, which is anticipated to be located at Nonnenwald 2, 82377 Penzberg, Germany. The Managing Director's activity will require business travels, including travels abroad.

§ 2Geschäftsführung / VERTRETUNG	§ 2Management / REPRESENTATION

(1) Der Geschäftsführer führt die Gesellschaft nach Maßgabe der Weisungen der jeweiligen Gesellschafterversammlung und unter Beachtung der gesetzlichen Bestimmungen sowie der Zustimmungserfordernisse, die die Satzung in ihrer jeweils gültigen Fassung bzw. die Gesellschafterversammlung jeweils aufstellen.

(1) The Managing Director shall manage the Company's business in accordance with the instructions of the respective shareholders' meeting and in observance of the statutory provisions, as well as in accordance with the approval requirements which the applicable articles of association or the respective shareholders' meeting establish.

(2) Der Geschäftsführer vertritt die Gesellschaft nach Maßgabe des Gesetzes, der Vorschriften der jeweils gültigen Satzung, und den Weisungen der jeweiligen Gesellschafterversammlung.	(2) The Managing Director represents the Company in accordance with the statutory provisions, the applicable articles of association and the instructions given by the respective shareholders' meeting.

(3) Die Gesellschafterversammlung kann - unbeschadet ihres Rechts zur Erteilung von Weisungen - eine Geschäftsordnung für die Geschäftsführer erlassen, welche die Aufgabenbereiche und Verantwortlichkeiten mehrerer Geschäftsführer gegeneinander abgrenzt. Die Bestimmungen einer etwaigen Geschäftsordnung und die Regelungen dieses Dienstvertrages sind sowohl bei der Führung der Geschäfte der Gesellschaft als auch bei Ausübung der Vertretungsmacht zu beachten

(3)  Irrespective of its right to give instructions, the shareholders' meeting can issue rules of procedure (Geschäftsordnung) for the managing directors, which demarcates the tasks and responsibilities of several managing directors. The provisions of such rules and the provisions of this Service Agreement have to be observed by the Managing Director in managing the Company's business as well as in representing the Company.

§ 3LAUFZEIT UND KÜNDIGUNG	§ 3TERM AND TERMINATION

(1) Das Dienstverhältnis des Geschäftsführers unter diesem Dienstvertrag beginnt spätestens am 1. Januar 2017 und läuft auf unbestimmte Zeit.	(1) The Managing Director's service relationship under this Service Agreement commences on 1 January 2017 at the latest and runs for an indefinite period.

(2) Beide Parteien können den Dienstvertrag jederzeit ordentlich unter Einhaltung einer Frist von sechs Monaten zum Monatsende kündigen. Das Recht zur außerordentlichen Kündigung dieses Dienstvertrages bleibt unberührt.

(2)  Each Party can give ordinary notice at any time, under observation of a notice period of six months to the end of a calendar month. The right to terminate this Service Agreement for cause shall not be affected.

(3) Die Gesellschaft ist insbesondere bei Verstößen des Geschäftsführers gegen Weisungen der Gesellschafterversammlung berechtigt, das Dienstverhältnis außerordentlich zu kündigen. Etwaige Schadensersatzansprüche der Gesellschaft bleiben hiervon unberührt.

(3) In particular, the Company shall be entitled to terminate this Service Agreement for cause in case the Managing Director failed to comply with the instructions of the shareholders' meeting. The right of the Company to claim for damages, if any, shall remain unaffected.

(4) Jede Kündigung ist schriftlich zu erklären.	(4) Notice of termination must be given in writing.

(5) Die Gesellschaft ist berechtigt, den Geschäftsführer im Fall eines Widerrufs der Bestellung, im Fall der Amtsniederlegung durch den Geschäftsführer, bei einer sonstigen Beendigung der Organstellung oder bei einer Kündigung dieses Dienstvertrages von jeder weiteren Tätigkeit für die verbleibende Laufzeit dieses Dienstvertrages freizustellen. Die Freistellung des Geschäftsführers erfolgt unter Fortzahlung des zeitanteiligen Jahresfestgehalts nach § 4 Abs. (1) dieses Dienstvertrages und unter Anrechnung sämtlicher Urlaubsansprüche des Geschäftsführers. Die Verpflichtung des Geschäftsführers, vor der Aufnahme einer Tätigkeit im Sinne des § 11 Abs. (2) dieses Dienstvertrages die Genehmigung der Gesellschafterversammlung einzuholen, sowie die Verbote nach § 11 Abs. (2) und (3) dieses Dienstvertrages bleiben von einer solchen Freistellung unberührt.

(5) In case of a revocation of the Managing Director's appointment, in case of a resignation from the office by the Managing Director himself, in case of any other ending of the Managing Director's office, or in case of a termination of this Service Agreement, the Company shall be entitled to release the Managing Director from further activities during the remaining term of this Service Agreement ("garden leave"). In the event of such release, the Managing Director shall be entitled to receive the annual fixed salary under § 4 (1) of this Service Agreement pro rata temporis for the term of the release. The term of a release shall be set off against any vacation claims of the Managing Director. The Managing Director's obligation to obtain the consent of the shareholders' meeting prior to taking up activities as defined in § 11 (2) of this Service Agreement and the prohibitions pursuant to § 11 (2) and (3) of this Service Agreement shall not be affected by such a release.

(6) Dieser Dienstvertrag endet ohne Kündigung mit Ablauf des Monats, in dem der Geschäftsführer das Alter erreicht, ab dem er erstmals einen Anspruch auf ungekürzte gesetzliche Altersrente erwirbt.

(6) This Service Agreement shall terminate without notice at the end of the month in which the Managing Director reaches the age at which he is entitled to full statutory retirement benefits for the first time.

§ 4BEZÜGE	§ 4 REMUNERATION

(1) Als Vergütung für seine Dienste erhält der Geschäftsführer während der Laufzeit dieses Dienstvertrages ein jährliches Bruttofestgehalt in Höhe von EUR 250.000. Das jährliche Bruttofestgehalt wird in zwölf gleichen Monatsraten am Ende eines jeden Kalendermonats gezahlt. Im Falle einer unterjährig beginnenden bzw. unterjährig endenden Vertragslaufzeit ist das Bruttofestgehalt pro rata temporis geschuldet. Das Bruttofestgehalt wird jährlich entsprechend den persönlichen Leistungen des Geschäftsführers und der wirtschaftlichen Lage der Gesellschaft überprüft und gegebenenfalls angepasst.

(1) During the term of this Service Agreement the Managing Director shall receive an annual gross fixed salary of EUR 250,000 as remuneration for his services. The annual gross fixed salary shall be payable in twelve equal instalments at the end of each calendar month. If this Service Agreement starts or ends during the course of a calendar year, the annual fixed salary shall be owed pro rata temporis. The gross fixed salary shall be subject to an annual review and can be adjusted dependent on the Managing Director's performance and on the economic situation of the Company.

(2) Der Geschäftsführer erhält die Möglichkeit, zusätzlich zu seinem Festgehalt nach § 4 (1) einen jährlichen Bonus in Höhe von bis zu 35 % seines Festgehalts nach § 4 (1) dieses Dienstvertrages zu erlangen. Der Bonus hängt ab von der Erreichung von Zielen, welche die Gesellschaft zu Beginn eines Kalenderjahres festlegt.

(2) In addition to his fixed salary according to § 4 (1), the Managing Director shall have the opportunity to earn an annual bonus of up to 35% of his fixed salary according to § 4 (1) of this Service Agreement. The annual bonus is dependent on the achievement of goals to be determined by the Company at the beginning of each calendar year.

(3) Andere Vergütung als nach vorstehenden Absätzen ist dem Geschäftsführer nicht geschuldet. Insbesondere sind keine Boni, Gratifikationen, Jahressonderzahlungen, Provisionen, etwaige Vergütung für Nacht-, Sonn- und Feiertagsarbeit oder für etwaige Mehrarbeit und Überstunden oder sonstige Vergütung von der Gesellschaft geschuldet oder gezahlt.

(3) The Managing Director is not entitled to any other remuneration claims besides the claims stated in the subparagraphs above. In particular no bonus payments or annual extra payments, premiums neither any remuneration for work at night, on Sundays and public holidays or any remuneration for additional work and overtime, if any, shall be owed or paid by the Company.

(4) Dem Geschäftsführer ist es nicht gestattet, seine Vergütungsansprüche ohne vorherige schriftliche Zustimmung der Gesellschaft an Dritte abzutreten und/oder zu verpfänden.	(4) The Managing Director is not entitled to transfer or pledge his remuneration claims to third parties without the Company's prior written consent.

§ 5AUSLAGEN	§ 5EXPENSES

Die Gesellschaft erstattet dem Geschäftsführer gegen Nachweis Auslagen für Dienstreisen sowie Repräsentation und Bewirtung von Geschäftspartnern entsprechend den jeweils gültigen Festlegungen der Gesellschaft und entsprechend den jeweils gültigen deutschen steuerrechtlichen Richtlinien.

The Company will reimburse the Managing Director for proved expenses for business trips, representation and entertaining business partners in accordance with applicable Company guidelines and in accordance with applicable German tax regulations.

§ 6BETRIEBLICHE ALTERSVORSORGE	§ 6PENSIONS

Die Gesellschaft wird zugunsten des Geschäftsführers für die Dauer der Laufzeit dieses Dienstvertrages 10% seiner Beiträge zu einer privaten Altersvorsorge tragen, jedoch ein Maximum von EUR 25.000 pro Jahr. Etwaige anfallende Steuer trägt der Geschäftsführer.

For the term of this Service Agreement the Company shall pay 10% of the Managing Director's contributions to a private pension scheme, however up to a maximum of EUR 25,000 per year. Any tax is to be borne by the Managing Director.

§ 7 DIENSTWAGENPAUSCHALE	§ 7 CAR ALLOWANCE

Der Geschäftsführer erhält eine monatliche Dienstwagenpauschale in Höhe von EUR 900,00 brutto. Mit dieser Dienstwagenpauschale sind sämtliche Ansprüche des Geschäftsführers im Zusammenhang mit der dienstlichen Nutzung seines privaten KFZ abgegolten und erledigt. Dies gilt nicht für Ansprüche wegen Schäden, welche aus der Verletzung des Lebens, des Körpers oder der Gesundheit des Geschäftsführers resultieren und auf einer fahrlässigen Pflichtverletzung der Gesellschaft, oder auf einer vorsätzlichen oder fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters der Gesellschaft oder Erfüllungsgehilfen der Gesellschaft beruhen. Ebenfalls gilt dies nicht für sonstige Schäden, soweit diese auf einer grob fahrlässigen Pflichtverletzung der Gesellschaft, oder auf einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters der Gesellschaft oder Erfüllungsgehilfen der Gesellschaft beruhen.

The Managing Director shall receive a monthly car allowance in the amount of EUR 900.00 gross. The car allowance shall cover and settle all claims of the Managing Director regarding the use of his private car for operational purposes. This shall not apply to liability for damage from injury to life, body or health due to negligent breach of duty by the Company or intentional or negligent breach of duty by a legal representative of the Company or a person used to perform an obligation of the Company. Also, this shall not apply to liability for other damage arising from a grossly negligent breach of duty by the Company or from an intentional or grossly negligent breach of duty by a legal representative of the Company or a person used to perform an obligation of the Company.

§ 8Dienstunfähigkeit / Krankheit	§ 8Incapacity for Work / ILLNESS

(1) Der Geschäftsführer wird die Gesellschaft unverzüglich über jeden Fall einer unvorhergesehenen Abwesenheit und deren voraussichtliche Dauer informieren und auf vordringlich zu erledigende Aufgaben hinweisen.

(1) The Managing Director shall inform the Company without undue delay about every case of unforeseen absence and he shall draw the Company's attention to any urgent tasks which are to be completed with priority.

(2) Dauert eine Dienstunfähigkeit aufgrund Krankheit oder Unfall länger als drei Kalendertage, hat der Geschäftsführer eine ärztliche Bescheinigung über das Bestehen der Dienstunfähigkeit sowie deren voraussichtliche Dauer spätestens an dem auf den dritten Kalendertag folgenden Arbeitstag vorzulegen. Die Gesellschaft ist berechtigt, die Vorlage der Dienstunfähigkeitsbescheinigung früher zu verlangen. Dauert die Dienstunfähigkeit länger als in der ärztlichen Bescheinigung angegeben, ist der Geschäftsführer verpflichtet, eine Folgebescheinigung spätestens am ersten Arbeitstag nach Ablauf der vorhergehenden ärztlichen Bescheinigung vorzulegen.

(2) If an incapacity for work due to illness or accident lasts longer than three calendar days, the Managing Director shall submit a medical certificate regarding his inability to work and stating the probable duration of such condition no later than on the first working day following the third calendar day. The Company may demand submission of such a certificate of incapacity for work at an earlier time. If the incapacity for work lasts longer than stated in the medical certificate, the Managing Director shall submit a follow-up certificate of incapacity for work no later than on the first working day after the previous medical certificate expires.

(3) Im Falle unverschuldeter, die Durchführung seiner Aufgaben ausschließender Krankheit oder sonstiger unverschuldeter Dienstunfähigkeit während seiner Anstellung hat der Geschäftsführer Anspruch auf Fortzahlung seines zeitanteiligen Bruttojahresfestgehalts nach § 4 Abs. (1) dieses Dienstvertrages für die Dauer von sechs Wochen, längstens jedoch bis zur Beendigung dieses Dienstvertrags.

(3) In case of sickness or any other incapacity for work preventing the Managing Director without his personal responsibility from performing his duties, the Managing Director's pro-rated annual fixed salary under § 4 (1) of this Service Agreement shall continue to be paid for the maximum term of six weeks, however until the end of this Service Agreement at the longest.

(4) Dauert die Krankheit oder Dienstunfähigkeit länger als sechs Wochen, erhält der Geschäftsführer nach Vorlage eines ärztliches Attests, aus dem sich die Dienstunfähigkeit und deren voraussichtliche Dauer ergeben, ab diesem Zeitpunkt bis zum Ende des sechsten Monats nach Beginn der Dienstunfähigkeit die Differenz zwischen den Zahlungen der Krankenversicherung und seinem zeitanteiligen Netto-Festgehalt als Zuschuss zum Krankengeld/Krankentagegeld, längstens jedoch bis zur Beendigung dieses Dienstvertrags. Etwaige auf die Zahlungen der Gesellschaft anfallende Steuer trägt der Geschäftsführer.

(4) If the sickness or incapacity for work continues beyond six weeks, the Managing Director shall receive the difference between payments of his health insurance and his pro-rated net fixed base salary after this date until the end of the sixth month after the start of the sickness, however until the end of this Service Agreement at the longest. Payment is subject to submission of a medical certificate showing the incapacity for work and its expected duration. Any tax on the payments of the Company is to be borne by the Managing Director.

§ 9URLAUB	§ 9VACATION LEAVE

(1) Der Geschäftsführer hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen pro Kalenderjahr. Arbeitstage im Sinne dieser Bestimmung sind alle Kalendertage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen am jeweiligen satzungsmäßigen Sitz der Gesellschaft. Bei unterjährigem Beginn dieses Dienstvertrages bzw. unterjähriger Beendigung dieses Dienstvertrages wird der Urlaub zeitanteilig gewährt. Den Zeitpunkt des Urlaubs bestimmt der Geschäftsführer in Abstimmung mit dem oder den anderen Geschäftsführer(n) und der Gesellschafterversammlung sowie unter Wahrung der Belange der Gesellschaft.

(1) The Managing Director is entitled to 30 working days paid annual vacation leave for each calendar year. Working days within the meaning of this provision are all calendar days except for Saturdays, Sundays and public holidays at the Company's place of business stated by the applicable articles of association. If this Service Agreement begins and/or ends during the course of a calendar year, the annual vacation leave shall be granted pro rata temporis. The Managing Director shall determine the time of his vacation in coordination with the other managing director(s) and the shareholders' meeting while observing the interests of the Company.

(2) Der gesamte Urlaub ist im laufenden Kalenderjahr zu nehmen. Eine Übertragung des Urlaubs auf das nächste Kalenderjahr erfolgt nur, wenn die Parteien dies vereinbart haben. Ansonsten verfällt der Urlaubsanspruch mit Ende des Kalenderjahres ersatzlos. Ein Entschädigungsanspruch für nicht beanspruchte Urlaubstage besteht nicht.

(2) The entire annual vacation leave has to be taken during the respective calendar year. Vacation leave may be carried forward to the next calendar year only if this was agreed between the Parties. If it was not agreed untaken vacation shall be forfeited. There is no entitlement to compensation for days of vacation which were not taken.

§ 10ÜBERNAHME VON ÄMTERN UND MANAGEMENT-FUNKTIONEN	§ 10ASSUMPTION OF OFFICES AND MANAGEMENT FUNCTIONS

(1) Auf Wunsch der Gesellschafterversammlung wird der Geschäftsführer Aufsichtsratsmandate, Vorstandsämter und andere Geschäftsführungspositionen sowie Management-Funktionen in Gesellschaften, mit denen die Gesellschaft bzw. die Foundation Medicine, Inc. unmittelbar oder mittelbar im Sinne des § 15 AktG verbunden ist ("Verbundene Unternehmen"), übernehmen. Auf Wunsch der Gesellschafterversammlung wird der Geschäftsführer auch Tätigkeiten in Verbänden oder Ehrenämter übernehmen. Die Parteien sind sich einig, dass mit der Übernahme von Ämtern oder Management-Funktionen wie auch mit der Tätigkeit nach diesem Dienstvertrag umfangreiche Reisetätigkeiten notwendig werden können.

(1) At the request of the shareholders’ meeting, the Managing Director shall assume supervisory board mandates, other management board offices and management positions as well as similar offices in companies, in which the Company or Foundation Medicine, Inc. is directly or indirectly affiliated within the meaning of § 15 of the German Stock Companies Act [AktG] ("Affiliates"). At the request of the shareholders' meeting the Managing Director shall also take up activities in associations or honorary positions. The Parties agree that the assumption of such offices or management positions as well as the activity under this Service Agreement may require extensive travel activities.

(2) Die in diesem § 10 genannten Tätigkeiten sind mit dem Bruttojahresfestgehalt nach § 4 Abs. (1) dieses Dienstvertrages vollständig abgegolten. Soweit der Geschäftsführer gleichwohl für eine Tätigkeit im Sinne dieser Vorschrift eine Vergütung erhält, wird diese auf das Bruttojahresfestgehalt nach obigem § 4 Abs. (1) angerechnet.

(2) The activities listed in this § 10 shall be fully covered by the annual fixed salary stipulated under § 4 (1) of this Service Agreement. If the Managing Director receives remuneration for activities listed in this provision, this remuneration will be set-off against the annual gross fixed salary stipulated under § 4 (1) above.

(3) Der Geschäftsführer ist verpflichtet, etwaige nach dieser Regelung übernommene Ämter und Funktionen unverzüglich niederzulegen, wenn seine Bestellung zum Geschäftsführer widerrufen wird, der Dienstvertrag gekündigt wird, der Geschäftsführer sein Amt als Geschäftsführer niederlegt, das Amtsverhältnis aus sonstigen Gründen endet oder die Gesellschafterversammlung dies wünscht.

(3) The Managing Director is obliged to resign from any offices and functions assumed according to this provision without undue delay if his appointment as Managing Director is revoked, the Service Agreement is terminated, the Managing Director resigns from his office as Managing Director, the appointment ends for other reasons or the shareholders' meeting requests this.

§ 11DIENSTZEIT / NEBENTÄTIGKEITEN / WETTBEWERBSVERBOT	§ 11WORKING HOURS / SIDE ACTIVITIES / NON-COMPETITION

(1) Der Geschäftsführer wird der Gesellschaft seine volle Arbeitskraft widmen und die Interessen der Gesellschaft nach besten Kräften fördern. In der Bestimmung seiner Arbeitszeit ist der Geschäftsführer frei, hat der Gesellschaft aber stets in dem Umfang zur Verfügung zu stehen, den die Wahrnehmung der Interessen und Belange der Gesellschaft erfordern.

(1) The Managing Director shall devote his full working capacity to the Company and shall undertake his best efforts to promote the interests of the Company. The Managing Director may determine his working hours at his own discretion, but he shall be available for the Company to the extent required to safeguard the Company's interests.

(2) Jede weitere entgeltliche oder unentgeltliche Tätigkeit sowie jegliche Beteiligung an Unternehmen bedarf der vorherigen ausdrücklichen schriftlichen Zustimmung der Gesellschafterversammlung. Bei Vorliegen sachlicher Gründe, insbesondere einer Beeinträchtigung der Tätigkeit des Geschäftsführers für die Gesellschaft, kann eine etwaige Zustimmung jederzeit widerrufen werden. Der Geschäftsführer hat bei Ausübung jeglicher Nebentätigkeit eine strikte Loyalitätspflicht gegenüber der Gesellschaft und Verbundenen Unternehmen und wird im Rahmen des Betreibens dieser Nebentätigkeiten deren geschäftliche oder etwaige sonstige Interessen nicht beeinträchtigen. Ausgenommen von der Zustimmungspflicht ist der übliche Erwerb von Wertpapieren zu Zwecken der persönlichen Vermögensverwaltung.

(2) Any kind of paid or unpaid activity as well as any investments in businesses shall be subject to prior explicit written consent from the shareholders’ meeting. For objective reasons, in particular if the Managing Director’s services for the Company suffer any adverse effects, any such consent may be revoked at any time. In performing any side activities the Managing Director shall exercise a strict duty of loyalty vis-à-vis the Company and Affiliates and in the course of carrying out the side activities shall not derogate from the business interests or any other interests of the Company and Affiliates. The customary acquisition of securities for purposes of personal asset management shall be excluded from the duty to obtain consent.

(3) Der Geschäftsführer wird nicht ohne vorherige schriftliche Zustimmung der Gesellschafterversammlung während der Dauer dieses Dienstvertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig werden, welches mit der Gesellschaft oder einem mit der Gesellschaft Verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht oder in wesentlichen Umfang Geschäftsbeziehungen zu der Gesellschaft oder einem mit ihr Verbundenen Unternehmen unterhält. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Dienstvertrags ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Dies bezieht sich auch auf eine Mitgliedschaft in Aufsichts- oder Beiräten anderer Gesellschaften oder sonstigen Institutionen, die im Zusammenhang mit dem Geschäftsgegenstand der Gesellschaft stehen oder sonst die Interessen der Gesellschaft berühren.

(3) During the term of this Service Agreement the Managing Director shall not work without the prior written consent of the shareholders' meeting as a self-employed person for, or as an employee of a company or otherwise work for a company, if such company is a direct or indirect competitor of the Company or an Affiliate, or maintains material business relationships with the Company or an Affiliate. In the same way the Managing Director shall not establish, acquire or directly or indirectly participate in such company during the term of this Service Agreement. This shall also apply to memberships in supervisory or advisory boards of other companies or other institutions in connection with the Company's business purpose or which otherwise affect the Company's interests.

§ 12Abwerbeverbot und Vertragsstrafe	§ 12Non-Solicitation / contractual PENALTY

(1) Der Geschäftsführer wird während des Anstellungsverhältnisses und für die Dauer von einem Jahr nach dessen Beendigung weder selbst noch durch andere, weder direkt noch indirekt, einen Mitarbeiter der Gesellschaft aktiv abwerben bzw. ihn aktiv dazu veranlassen, sein Vertragsverhältnis mit der Gesellschaft zu beenden, um in einem Anstellungsverhältnis, in einem freien Dienstverhältnis oder in sonstiger Weise für andere in seiner bisherigen oder einer vergleichbaren Funktion mit Bezug zum gleichen Arbeitsbereich tätig zu werden.

(1) During the term of this Service Agreement and for a period of one year after the termination of his employment, the Managing Director shall neither personally nor through third parties, neither directly nor indirectly, actively solicit any employee of the Company, or induce any employee of the Company to terminate his employment, in order to act as an employee, a freelancer or in another way for another person in the same or in a similar capacity with relation to the same field of work.

(2) Der Geschäftsführer wird auch keine Aktivitäten entsprechend vorstehendem Absatz (1) entfalten, um Mitarbeiter der Gesellschaft zu veranlassen, in einem Anstellungsverhältnis oder freien Dienstverhältnis oder in sonstiger Weise für ihn selbst tätig zu werden.

(2) Furthermore, the Managing Director shall not engage in any activities according to the preceding subpara. (1) in order to induce any employee of the Company to act as an employee, a freelancer or in another way for himself.

(3) Sofern der Geschäftsführer gegen seine Verpflichtungen aus dem nachvertraglichen Abwerbungsverbot verstößt, kann die Gesellschaft von ihm für jeden Fall der Zuwiderhandlung eine Vertragsstrafe in Höhe von 50% der zuletzt bezogenen monatlichen Vergütung (ist gleich Jahresfestgehalt gemäß § 4 Abs. 1 dieses Dienstvertrags geteilt durch 12) verlangen. Die Geltendmachung sonstiger Ansprüche durch die Gesellschaft, insbesondere auf Unterlassung und auf Ersatz eines weitergehenden Schadens, bleibt hiervon unberührt.

(3) In case the Managing Director fails to comply with the post-contractual non-solicitation the Company shall be entitled to demand a contractual penalty in the amount of 50% of the last monthly fixed remuneration received by the Managing Director (equals to 1/12 of the annual fixed salary pursuant to § 4 (1) above) for each case of violation. The demand for other claims by the Company shall not be affected, especially injunctive relief and claims for further damages.

§ 13GEHEIMHALTUNG	§ 13Confidentiality

(1) Der Geschäftsführer verpflichtet sich, über alle ihm im Rahmen seiner Tätigkeit zur Kenntnis gelangenden geschäftlichen und betrieblichen Angelegenheiten der Gesellschaft und der Verbundenen Unternehmen, strengstes Stillschweigen zu bewahren, diese Informationen nicht für den eigenen oder den Nutzen anderer zu verwenden und alle solche geschäftlichen und betrieblichen Angelegenheiten betreffenden Geschäftsunterlagen der Gesellschaft und der Verbundenen Unternehmen unter Verschluss zu halten. Unter geschäftlichen und betrieblichen Angelegenheiten im Sinne dieser Regelung verstehen die Parteien insbesondere Geschäfts- und Betriebsgeheimnisse sowie alle Informationen mit Bezug zu vertraulichen Angelegenheiten und geschäftsbezogenem Know-how, sämtliche Informationen über alle mit dem existenten oder künftigen Geschäft der Gesellschaft und der Verbundenen Unternehmen in Zusammenhang stehenden Geschäftspläne und Geschäftsstrategien, Preis- oder Marktstrategien und Produkt-, Dienstleistungs- oder Entwicklungsplanungen, geplante Unternehmenserwerbe oder -veräußerungen, sämtliche Geschäftszahlen und Details der organisatorischen Strukturen, sowie die wesentlichen Ideen und Prinzipien, welche diesen Strategien und Planungen zugrunde liegen, und alle Informationen, von denen vernünftigerweise erwartet werden kann, dass sie zu solchen Strategien oder Planungen führen würden und die von der Gesellschaft, von Verbundenen Unternehmen oder dem Geschäftsführer während der Dauer dieses Dienstvertrags erdacht, erfunden, überarbeitet, entdeckt, entwickelt, erworben, beurteilt, getestet oder angewendet worden sind.

(1) The Managing Director undertakes to maintain strictest confidentiality with regard to all business and operational matters of the Company or of Affiliates of which he obtained knowledge within the scope of his activity, not to use such information for his own benefit or the benefit of third parties and to keep under lock and key all business documents relating to such business and operation matters of the Company and any of its Affiliates. Business and operational matters within the meaning of this provision as understood by the parties are notably trade and business secrets as well as any information relating to confidential matters and business-related know-how, any information on business plans and business strategies, and price and market strategies, product, service or development plans, planned company acquisitions or company sales, all business figures and details on the organisational structures relating to the existing or future business of the Company and its Affiliates, as well as the material ideas and principles underlying such strategies and structures, and any information that could reasonably be expected to result in such strategies or plans and which was conceived, invented, reviewed, discovered, developed, acquired, assessed, checked or applied by the Company, its Affiliates or the Managing Director during the term of this Service Agreement.

(2) Nach Beendigung dieses Dienstvertrages gilt die Verschwiegenheitsverpflichtung gemäß vorstehendem Absatz (1) fort. Im Rahmen einer von dem Geschäftsführer dann ausgeübten beruflichen oder unternehmerischen Tätigkeit kann er sein während der Dauer dieses Dienstvertrages erworbenes Wissen einsetzen, sofern dabei die gesetzlichen Beschränkungen - insbesondere §§ 3, 17 UWG, §§ 823, 826 BGB sowie das Bundesdatenschutzgesetz - strikt beachtet werden.

(2) After the end of this Service Agreement the confidentiality obligation as set forth in the preceding subparagraph (1) shall continue to apply. In case of a then exercised professional or entrepreneurial activity of the Managing Director, he can make use of his knowledge acquired during the term of the Service Agreement, provided the statutory limitations, including but not limited to those set forth in §§ 3, 17 of the German Act against Unfair Competition [UWG], §§ 823, 826 of the German Civil Code [BGB] and the German Federal Data Protection Act [BDSG], are strictly observed.

§ 14nachvertragliches Wettbewerbsverbot; Vertragsstrafe	§ 14Post-Contractual non-compete; contractual penalty

(1) Nach Beendigung des Dienstverhältnisses ist es dem Geschäftsführer für eine Dauer von einem Jahr untersagt, mit der Gesellschaft oder einem Verbundenen Unternehmen in Wettbewerb zu treten („nachvertragliches Wettbewerbsverbot"). Dieses nachvertragliche Wettbewerbsverbot bezieht sich

(1) For a period of one year after the termination of this Service Agreement, the Managing Director shall be bound by a post-contractual non-compete obligation covering the Company and Affiliates, and
• sachlich auf den Schwerpunkt der Geschäftstätigkeit der Gesellschaft oder eines Verbundenen Unternehmens zu dem Zeitpunkt, in dem dieser Dienstvertrag endet, und	• as regards content: the main focus of the business activity of the Company or the Affiliate by the time this Service Agreement is terminated, and

•     räumlich auf das gesamte Tätigkeitsgebiet der Gesellschaft oder eines Verbundenen Unternehmens zu dem Zeitpunkt, in dem dieser Dienstvertrag endet, vorausgesetzt, dass der Geschäftsführer bei der jeweiligen Gesellschaft zu dem Zeitpunkt, in dem dieser Anstellungsvertrag endet, tätig ist oder in den letzten zwölf Monaten vor Beendigung dieses Anstellungsvertrages mindestens drei Monate tätig war.

•     regionally: all territories the Company or the Affiliate develop business activities in by the time this Service Agreement is terminated; subject, however, to the condition that the Managing Director has been working at the respective company for at least three months during the last twelve months before this Service agreement is terminated or at the time of termination.

Sachlicher und räumlicher Geltungsbereich des nachvertraglichen Wettbewerbsverbots werden zusammenfassend als „Geschäftsbereich" bezeichnet.	(further referred to as "business activities")

Das nachvertragliche Wettbewerbsverbot umfasst jede Wettbewerbstätigkeit im Geschäftsbereich der Gesellschaft oder einem Verbundenen Unternehmen, sei es direkt oder indirekt, selbständig, als freier Mitarbeiter, arbeitnehmerähnlich oder als Arbeitnehmer/Angestellter, als Geschäftsführer, durch Errichtung eines oder Beteiligung an einem Wettbewerbsunternehmen, durch beratende Tätigkeit oder auf sonstige Weise. Hiervon ausgenommen sind lediglich rein finanzielle Beteiligungen an börsennotierten Unternehmen bis zur Höhe von 2 % des Kapitals, die keine unternehmerischen Einflussmöglichkeiten eröffnen.

The post-contractual non-compete obligation shall cover every competitive activity of the Managing Director to the business activity of the Company or an Affiliate, directly or indirectly, in an employment, on a freelance basis, in a managing director or consultant or any other capacity. During the period of the post-contractual non-compete obligation it is also prohibited to establish a competitive company, as well as to acquire a competitive company or to participate or invest in it directly or indirectly. Excluded from the prohibition of participation and investment shall be the acquisition of securities up to 2%, provided that these do not allow for influence on the management.

(2) Die Gesellschaft verpflichtet sich, dem Geschäftsführer für die Dauer des nachvertraglichen Wettbewerbsverbots eine Karenzentschädigung zu zahlen, die für jeden Monat des Verbots 50% der vom Geschäftsführer zuletzt bezogenen monatlichen Vergütung (ist gleich Jahresfestgehalt gemäß § 4 Abs. 1 dieses Dienstvertrags geteilt durch 12) erreicht. Etwaige Nebenleistungen werden bei der Berechnung nicht berücksichtigt.

(2) For the period of the post-contractual non-compete obligation, the Company shall pay to the Managing Director compensation as a consideration for compliance with the post-contractual non-compete covenant, which for each month of prohibition reaches 50% of the last monthly fixed remuneration received by the Managing Director (equals to 1/12 of the annual fixed salary pursuant to § 4 (1) above). Further remuneration, if any, will not be taken into account.

(3) Die Gesellschaft kann vor Beendigung dieses Anstellungsvertrags durch schriftliche Erklärung mit der Wirkung auf das nachvertragliche Wettbewerbsverbot verzichten, dass sie mit Ablauf von sechs Monaten seit der Erklärung von der Verpflichtung frei wird, die Karenzentschädigung zu zahlen.

(3) Until termination of the Service Agreement the Company can waive the post-contractual non-compete covenant in writing with the effect that upon expiration of six months after such declaration, the obligation to pay compensation pursuant to § 14 (2) above shall no longer apply.

(4) Das nachvertragliche Wettbewerbsverbot tritt nicht in Kraft, wenn dieser Dienstvertrag aufgrund Eintritts des Geschäftsführers in den Ruhestand oder wegen Invalidität des Geschäftsführers endet.

(4) The post-contractual non-compete covenant shall not apply, if the termination of the Service Agreement becomes effective at a time, where the Managing Director qualifies for the statutory old-age pension or due to disability.

(5) Für jede Handlung, durch die der Geschäftsführer das nachvertragliche Wettbewerbsverbot nach obenstehendem § 14 (1) schuldhaft verletzt, hat er eine Vertragsstrafe in Höhe von 50 % der vom Geschäftsführer zuletzt bezogenen monatlichen Vergütung (ist gleich Jahresfestgehalt gemäß § 4 Abs. (1) dieses Dienstvertrags geteilt durch 12) zu zahlen. Die Vertragsstrafe wird für jeden angefangenen Kalendermonat, in dem die Verletzungshandlung fortbesteht, neu verwirkt. ("Dauerverstoß"). Dies gilt auch im Falle einer fortgesetzten Konkurrenztätigkeit im Rahmen der verbotswidrigen Eingehung eines Dauerschuldverhältnisses, insbesondere eines Arbeits- oder Dienstverhältnisses (als freier Mitarbeiter, Handelsvertreter oder Berater) oder bei der Errichtung eines Konkurrenzunternehmens oder der Beteiligung an einem Konkurrenzunternehmen. Anders als in den im vorstehenden Satz genannten Fällen liegt ein Dauerverstoß nicht vor, wenn lediglich die Folgen eines einmaligen Verstoßes fortwirken und der Geschäftsführer diese Fortwirkungen nicht beenden kann. Die Geltendmachung sonstiger Ansprüche durch die Gesellschaft, insbesondere auf Unterlassung und auf Ersatz eines weitergehenden Schadens, bleibt hiervon unberührt. Die Zahlung einer Vertragsstrafe nach diesem § 14 (5) wird auf den Anspruch der Gesellschaft auf Schadensersatz wegen Verstoßes gegen die Pflichten aus diesem § 14 angerechnet.

(5) If the Managing Director breaches any of the covenants set forth in this § 14 (1) then the Managing Director shall be required to pay a contractual penalty (Vertragsstrafe) in the amount of 50% of the last monthly fixed remuneration received by the Managing Director (equals 1/12 of the annual fixed salary pursuant to § 4 (1) above) to the Company. In case of a continuing violation the Managing Director shall pay for each further calendar month during which or part of which the violation continues a further contractual penalty ("Continuing Violation"). This also applies in the case of a violation due to a continued competitive activity during a continuing contractual obligation, in particular an employment or service agreement (as freelancer, commercial agent or consultant) or in case of establishing a competitive company or participation in a competitive company. Other than the circumstances set out in the preceding sentence, a Continuing Violation shall exist only if the consequences of an individual violation continue to exist and the Managing Director is not able to terminate this continuing violation. Any rights of the Company to request any additional damages or to request the Managing Director from discontinuing the violation of this covenant shall remain unaffected. Any contractual penalty paid to the Company pursuant to this § 14 (5) shall count against the claim of the Company for compensation of damages pursuant to this § 14 based on such breach.

(6) Für den Fall, dass eine Bestimmung dieses § 14 unwirksam sein sollte, berührt dies nicht die Wirksamkeit der übrigen Regelungen.

(6) If any (part of a) provision of this § 14 is or becomes invalid or unenforceable, the validity or enforceability of the remaining provisions of this Service Agreement shall not be affected thereby.

(7) Im Übrigen gelten für das nachvertragliche Wettbewerbsverbot die Vorschriften der §§ 74 ff. HGB mit Ausnahme des § 75 Abs. 2 HGB entsprechend, soweit sie Regelungen zu Gunsten der Gesellschaft treffen.

(7) §§ 74 seq. of the German Commercial Code [Handelsgesetzbuch] apply in addition to the extent they make provisions beneficial to the Company with the exception of § 75 (2) German Commercial Code.

§ 15SCHUTZRECHTE	§ 15INtellectual Property

(1) Der Geschäftsführer überträgt der Gesellschaft ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrechte für alle etwaigen nach dem Urhebergesetz (UrhG) schutzfähigen Arbeitsergebnisse, die der Geschäftsführer während der Laufzeit seines Dienstvertrages während seiner Arbeitszeit oder, sofern sie Bezug zu seinen dienstvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt. Die Übertragung der urheberrechtlichen Nutzungs- und Verwertungsrechte umfasst auch etwaige bei Vertragsschluss noch unbekannte Nutzungsarten. Die Übertragung der Nutzungs- und Verwertungsrechte umfasst insbesondere auch die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte mit der Erlaubnis zur Unterlizensierung. Der Geschäftsführer verzichtet ausdrücklich auf sonstige ihm etwa als Urheber zustehende Rechte an den Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung, auf Bearbeitung und auf Zugänglichmachung des Werkes.

(1) The Managing Director shall assign to the Company the exclusive user or exploitation rights unlimited as to time, territory and content to any and all work results he produced during the term of this Service Agreement with the Company during his working hours or - to the extent they are related to his tasks under this Service Agreement - also outside of his working hours, and which are protectable under the German Copyright Act [UrhG]. The rights assigned to the Company pursuant to the preceding sentence shall also include user rights which are not known at the time this Service Agreement was entered into. The rights assigned to the Company shall further include the permission for processing and licensing third parties with permission for sub-licensing. The Managing Director expressly waives all other rights regarding the work results which he might be entitled to as author/creator, which shall especially include the right to be named as author/creator, the right to process and the right to grant access to the work result.

(2) Der Gesellschaft stehen die Arbeitsergebnisse zu, die der Geschäftsführer während der Dauer seines Dienstvertrages während seiner Arbeitszeit oder, sofern sie Bezug zu seinen arbeitsvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt und die eine patent- oder gebrauchsmusterfähige Erfindung beinhalten. Der Geschäftsführer hat diese Erfindungen der Gesellschaft unverzüglich anzuzeigen. Soweit die Gesellschaft die Erfindung in Anspruch nimmt, gehen alle vermögenswerten Rechte an der Erfindung, insbesondere Rechte nach dem Patentgesetz oder dem Gebrauchsmustergesetz, nach Maßgabe des Gesetzes über Arbeitnehmererfindungen (ArbnErfG) auf die Gesellschaft über.

(2) The Company shall own the work results the Managing Director produced during the term of this Service Agreement with the Company during his working hours or - to the extent they are related to his tasks under this Service Agreement - also outside of his working hours, and which are inventions protectable under utility model or patent law. The Managing Director shall be obliged to notify the Company without undue delay whenever he has made such an invention. As far as the Company makes use of the invention all intangible assets related to this invention, especially with regard to rights under the German Patent Act or the German Utility Model Act, shall be assigned to the Company in accordance with the German Employee Inventions Act [ArbnErfG].

(3) Soweit Arbeitsergebnisse, die der Geschäftsführer während der Dauer seines Dienstvertrages während seiner Arbeitszeit oder, sofern sie Bezug zu seinen dienstvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt, nicht bereits nach Abs. (1) und (2) übertragen sind, überträgt der Geschäftsführer der Gesellschaft sämtliche Rechte an diesen Arbeitsergebnissen, insbesondere Marken- und sonstige Kennzeichenrechte sowie Geschmacksmusterrechte.

(3) As far as work results which the Managing Director produced during the term of this Service Agreement with the Company during his working hours or - to the extent they are related to his tasks under this Service Agreement - also outside of his working hours are not being assigned to the Company under the preceding subparagraphs (1) and (2), the Managing Director shall assign to the Company all rights related to the work result, especially trade mark and other sign rights as well as industrial design rights.

(4) Eine Verpflichtung der Gesellschaft zur Ausübung, Anmeldung oder Verwertung der vorstehend übertragenen oder eingeräumten Rechte besteht nicht. Das dem Geschäftsführer nach § 41 UrhG eventuell zustehende Rückrufrecht wegen Nichtausübung der jeweils eingeräumten Nutzungsrechte ist für die Dauer von fünf Jahren ab deren Einräumung ausgeschlossen. Der Rückruf kann erst erklärt werden, nachdem der Geschäftsführer der Gesellschaft eine Nachfrist von zwei Jahren unter Aufforderung zu im Einzelnen bezeichneten Nutzungen gesetzt hat soweit vorstehend nicht anders geregelt.

(4) The Company is not obliged to execute, apply for or exploit the aforementioned transferred and/or granted rights. The recall right based on non-execution of granted rights of use according to sec. 41 UrhG, which the Managing Director might be entitled to, is excluded for five years starting from the grant of the respective rights. The recall right may only be executed after the Managing Director has set an extension of time of two years together with requesting the execution of the respective identified use except as agreed otherwise above.

(5) Die Einräumung von Rechten und der Verzicht auf Rechte nach diesem § 15 sind vollumfänglich mit dem in § 4 Abs. (1) geregelten Bruttojahresfestgehalt abgegolten.	(5) The assignment and the waiver of rights under this § 15 shall be fully compensated by the annual fixed salary as agreed on in the above § 4 (1).

(6) Der Geschäftsführer wird auf Verlangen der Gesellschaft diese bei der Erlangung Schutzrechten für die Arbeitsergebnisse im In- und Ausland unterstützen. Für die Erfüllung dieser Mitwirkungspflichten erhält der Geschäftsführer keine weitere Vergütung. Kosten, die ihm durch das Verlangen der Gesellschaft entstanden sind, werden ihm jedoch erstattet.

(6) Upon the Company's request the Managing Director shall assist the same with obtaining intellectual property rights for the work results in Germany and abroad. The Managing Director shall not obtain any further remuneration for fulfilling his cooperation duties with the exception of any costs incurred to him at the Company's request.

§ 16RÜCKGABE VON GEGENSTÄNDEN UND UNTERLAGEN	§ 16RETURN OF ITEMS AND DOCUMENTS

(1) Der Geschäftsführer wird auf Verlangen der Gesellschaft jederzeit und spätestens bei Beendigung dieses Dienstvertrages bzw. bei Beginn einer etwaigen Freistellung entsprechend § 3 Abs. (5) dieses Dienstvertrages unaufgefordert alle in seinem Besitz befindlichen Gegenstände, die im Eigentum der Gesellschaft oder Verbundener Unternehmen stehen oder ihm von der Gesellschaft oder Verbundenen Unternehmen überlassen wurden, insbesondere auch Akten und sonstige, den Geschäftsbetrieb der Gesellschaft oder Verbundener Unternehmen betreffende Unterlagen (insbesondere Druckmaterial, Urkunden, Notizen, Entwürfe) sowie Kopien davon oder elektronische Speichermedien, die den Inhalt derartiger Unterlagen enthalten sowie Kopien davon, an die Gesellschaft zurückgeben.

(1) Upon request of the Company, the Managing Director will at all times, however, at the latest upon termination or at the beginning of the release period according to § 3 (5) above - without request - return to the Company all objects the Managing Director holds which are owned by the Company or Affiliates or which had been entrusted to the Managing Director by the Company or an Affiliates; this includes in particular files and other documentation relating to the Company's business or that of Affiliates (in particular, all print material, deeds, notes, drafts) as well as copies thereof or electronic recording media containing the contents of such documentation as well as copies thereof.

(2) Diese Rückgabeverpflichtung gilt insbesondere auch für etwaige dem Geschäftsführer überlassene Gegenstände wie Laptop, Blackberry oder Mobiltelefon, auch wenn insoweit die private Nutzung gestattet war.

(2) The obligation to return documentation also applies to items, such as laptop/notebook, Blackberry or mobile phone which may have been given to the Managing Director, also if private use had been permitted.

(3) Der Geschäftsführer hat an den vorab bezeichneten Unterlagen und Gegenständen kein Zurückbehaltungsrecht.	(3) The Managing Director has no right of retention in the documents and items mentioned above.

§ 17Ausschlussfristen	§ 17Forfeiture of claims

(1) Alle beiderseitigen Ansprüche der Vertragsparteien aus diesem Dienstvertrag oder im Zusammenhang damit verfallen, wenn sie nicht innerhalb von sechs Monaten nach Fälligkeit schriftlich gegenüber der anderen Vertragspartei geltend gemacht werden. Lehnt der Anspruchsgegner den Anspruch ab oder äußert er sich nicht innerhalb von zwei Wochen nach der schriftlichen Geltendmachung nach Satz 1 ("Äußerungsfrist"), verfallen die Ansprüche, wenn sie nicht innerhalb einer weiteren Frist von sechs Monaten nach der Ablehnung oder nach dem Ablauf der Äußerungsfrist gerichtlich geltend gemacht werden.

(1) All reciprocal claims of the parties arising from or in connection with this Service Agreement forfeit unless they are asserted in writing vis-à-vis the other party within six months after falling due. If the respondent of the claim rejects the claim or does not make any statement within two weeks of written assertion of the claim ("Statement Period"), the claims shall be deemed forfeited unless they are asserted before a court within a further period of six months after the rejection or the expiry of the Statement Period.

(2) Das Versäumen der jeweiligen Ausschlussfrist führt zum Verlust des Anspruchs. Die Ausschlussfrist beginnt, wenn der Anspruch entstanden ist und der Anspruchsteller von den anspruchsbegründenden Umständen Kenntnis erlangt oder grob fahrlässig keine Kenntnis erlangt hat.

(2)  The lapse of the respective forfeiture period leads to a loss of the claim. The forfeiture period starts to run once the claim has arisen and the claimant has obtained knowledge or has not obtained knowledge in gross negligence of the circumstances giving rise to the claim.

(3) Die Ausschlussfristen gemäß vor-stehendem Absatz (1) gelten nicht bei An-sprüchen wegen Verletzung des Lebens, des Körpers oder der Gesundheit sowie bei vorsätzlichen Pflichtverletzungen.	(3) The forfeiture periods according to the above subpara (1) shall not apply to claims concerning injuries of life, body or health as well as to liability for wilful conduct.

§ 18Schlussbestimmungen	§ 18FINAL PROVISIONS

(1) Mündliche Nebenabreden bestehen nicht. Änderungen und Ergänzungen dieses Dienstvertrages, einschließlich dieser Bestimmung, bedürfen zu ihrer Wirksamkeit der Schriftform, sofern sie nicht zwischen den Parteien individuell ausgehandelt sind.

(1) There are no oral side agreements. Amendments and addendums to this Service Agreement, including this provision, must be made in writing in order to be valid, unless they are individually agreed between the Parties.

(2) Sollte eine Bestimmung dieses Dienstvertrages ganz oder teilweise unwirksam sein oder werden, so wird hiervon die Wirksamkeit der übrigen Bestimmungen dieses Dienstvertrages nicht berührt. An die Stelle der unwirksamen Bestimmung werden die Parteien die gesetzlich zulässige Bestimmung vereinbaren, die dem mit der unwirksamen Bestimmung Gewollten wirtschaftlich am nächsten kommt. Dasselbe gilt für den Fall einer vertraglichen Lücke.

(2) If any (part of a) provision of this Service Agreement is or becomes invalid or unenforceable, the validity or enforceability of the remaining provisions of this Service Agreement shall not be affected thereby. The Parties will replace the invalid or unenforceable provision by a provision permitted by statutory law which most closely contains the intended economic result of the invalid or unenforceable provision. The same shall apply to a gap in the Service Agreement.

(3) Dieser Dienstvertrag ist in deutscher und englischer Fassung ausgefertigt. Im Falle einer Unstimmigkeit oder eines Widerspruchs zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.

(3) This Service Agreement is drafted in both German and English. In case of discrepancies or contradictions between the German and the English version, the German version shall prevail.

(4) Dieser Dienstvertrag unterliegt deutschem Recht.	(4) This Service Agreement is subject to German law.
2016, den / the 13th of July	2016, den / the 13th of July
FMI Germany GmbH vertreten durch ihre Alleingesellschafterin / represented by its sole shareholder Foundation Medicine, Inc. hier vertreten durch / here represented by
/s/ Sarah Larson Sarah Larson Senior Vice President, Human Resources	/s/ Konstantin Fiedler Konstantin Fiedler Geschäftsführer / Managing Director

EXHIBIT B

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

(See attached)

Non-Competition, Non-Solicitation,
Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Foundation Medicine, Inc. (together with its subsidiaries and affiliates, the “Company”), I hereby agree as follows:

1.

Proprietary Information.  I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; (e) patient information including patient medical records and all other information relating to patients and (f) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2.No Unauthorized Disclosure or Use.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

Further, notwithstanding my nondisclosure obligations described in this Section 2, I have been advised that 18 USC Section 1833(b) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made: (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  I have been further advised that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret information in the court proceeding, so long as the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

3.Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information.  I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full business/professional time and attention to the Company’s business.  I also agree that I will not engage in any other business activity (including service on a Board of Directors) that conflicts with either my time commitment to the Company or my duties to the Company (e.g., being employed by, associated with or having a financial interest in a Company customer, vendor, supplier or any entity engaged in business with Company) or otherwise violates the Code of Conduct, unless I receive prior approval in writing from a representative of the Human Resources Department, in consultation with the Legal Department. I will advise the President of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict that it finds to exist.

5.Developments.  I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments (as defined below) that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all related patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”).  I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter.  I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis.  I hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

“Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

If, in the course of my employment with the Company, I incorporate a Development conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”) into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).

6.Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times.  All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  At any time upon the request of the Company, and in any event upon the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.  Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7.Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company.  I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company- Related Development or Intellectual Property Rights.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8.Non-Competition and Non-Solicitation.  I acknowledge and agree that the Company has invested substantial time, money and resources in the development of its Proprietary Information, including as it pertains to its customers, clients, and collaborators.  I further acknowledge that during the course of my employment, I will have access to and may use and work with such Proprietary Information that pertains to the customers, clients, and collaborators of the Company, and I agree that any Proprietary Information associated with any customer, client, or collaborator belongs exclusively to the Company.

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”) I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the Restricted Territory (defined below) that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  For purposes of this Agreement, the “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision in which the Company or any of its affiliates carries on or actively plans to carry on any activities of the Company’s business (including, without limitation, sales and marketing activities).

In addition, during my employment and the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within two (2) months of any attempt to hire such person.

I acknowledge and agree that if I violate any of the provisions of this Section 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company.  In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company.  I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach.  I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies that may be available, will be entitled to specific performance and other injunctive relief without the posting of a bond.  If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

12.Publications.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.

13.Use of Voice, Image and Likeness.  I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

14.No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.Corporate Compliance.  I agree that I will abide by all policies and procedures that the Company may have in effect from time to time, including without limitation, the Company’s Code of Conduct and corporate compliance program.  I further acknowledge that failure to abide by policies and procedures may result in discipline, including immediate termination of my employment.  Nothing herein limits my at-will employment with the Company, pursuant to Section 14 above.

16.Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns for no additional consideration.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.  I acknowledge that the term “the Company,” as used in this Agreement, shall also mean any such successor entity as the context requires.

17.Disclosure to Future Employers.  I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

18.Exit Interview.  If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement.  During the Restricted Period following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

19.Severability.  In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

20.Protected Disclosures.  I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.  I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

21.Entire Agreement.  This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter; provided, however, that this Agreement shall supplement, and shall not limit or be limited by, any other agreement I have with, or obligation I have to, the Company regarding noncompetition, nonsolicitation, confidentiality, assignment of inventions, and related covenants.  No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company.  Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.  In the event of any inconsistency between this Agreement and any other contract between the Company and me,  the provisions of this Agreement will prevail.

22.Interpretation, Governing Law, Forum Selection Clause.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the Commonwealth of Massachusetts, and I hereby submit to the jurisdiction and venue of any such court.  As used in this Agreement, “including” means “including but not limited to.”

23.Execution of Agreement.  This Agreement shall be binding and effective upon the undersigned’s signature.

BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY
AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed: /s/ Konstantin Fiedler

(Employee’s full name)

Type or print name: Konstantin Fiedler

Date: April 30, 2018

EXHIBIT A

TO:Foundation Medicine, Inc.

FROM:

DATE:

SUBJECT:Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

□	No inventions or improvements
□	See below:

□	Additional sheets attached

The following is a list of all patents, patent applications and other patent rights that I have invented:

□	None
□	See below: